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EXHIBIT 16.1


WEINBERG & COMPANY, P.A.
----------------------------
CERTIFIED PUBLIC ACCOUNTANTS



April 1, 2003

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 220549


Re: Global Medical Products Holdings, Inc.

Dear Sir/Madame:

This firm is addressing this letter in connection with the filing of a Form 8-K to reflect our dismissal as principal accountant for Global Medical Products Holdings, Inc., a Nevada corporation, in compliance with Item 304(a)(3) of Regulation S-B. This firm agrees with the statements made by the Registrant in response to Item 304(a)(1) of Regulation S-B as set forth in the attached Form 8-K.


                                             Sincerely,


                                             /s/ Weinberg & Company, P.A.

                                             Weinberg & Company, P.A.